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                                 CYNET, INC.
                         12777 JONES ROAD, SUITE 400
                             HOUSTON, TEXAS 77070
                                (713) 897-8317

                                June 26, 1996

Mr. Jean-David Benichou
International Fax Corporation
Craigmuir Chambers
P.O. Box 71
Road Town
Tortola, British Virgin Islands

                               LETTER AGREEMENT

Gentlemen:

This letter is to memorialize THE AGREEMENT among you, Jean-Davit Benichou ("Benichou"), your company, International Fax Corporation ("IFC"), Ray Davis ("Davis") and CyNet, Inc. ("CyNet") for IFC to acquire 1,050,000 shares of stock in CyNet, Inc. ("CyNet"), a Texas corporation controlled by Davis, in exchange for CyNet acquiring a right of first refusal to acquire all of the outstanding common stock of I-Media, S. A., a French company controlled by Benichou.
The following paragraphs describe our mutual agreement:

1. Right of First Refusal to Acquire I-Media, S.A. CyNet agrees to issue 1,050,000 shares of unregistered, restricted CyNet stock to IFC and IFC agrees to acquire such shares from CyNet in exchange for the night of first refusal to acquire all the outstanding common shares of I-Media, S.A., subject to the fulfillment of the following conditions:

      a. Authority and Identity of IFC Shareholders. The IFC shareholder represents that he is also the controlling shareholder of I-Media, S.A.,, a French company operating an international European fax Network similar to that of CyNet, and further represents that he has full authority to cause I-Media, S.A. to carry out the transactions agreed to herein;

      b. Transfer of Shares at Closing. On or before June 28, 1996 (the "Closing Date"), CyNet shall have issued 1,050,000 of its private, unregistered and restricted common shares to IFC, or as the shareholders of IFC may direct, and the parties acknowledge and agree that up to 300,000 of the shares so issued may be subsequently transferred to shareholders of I-Media, S.A.;

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      c.    Right of First Refusal. As consideration for the common shares, the
            IFC shareholders grant CyNet the right of first refusal to acquire all the outstanding shares of I-Media in the event such shares are offered for sale at any time prior to CyNet's initial public offering (IPO). CyNet shall have, for fifteen days following receipt of notice of the sale offer, the option to exercise its right of first refusal;

      d. Valuation. In the event shares of capital stock of the I-Media and CyNet are exchanged as part of the agreed transaction, the necessary valuation of each company's shares for the exchange will be made on a basis that is the same for each Company,

      e. Directorship. Ray Davis, as controlling shareholder of CyNet, will amend the By-Laws of CyNet, if necessary, and appoint or elect Jean-David Benichou as a Director of CyNet, and continue to so appoint or elect him as director until the time of CyNet's IPO;

      f Director's Expenses. Jean-David Benichou will receive the normal travel and expense reimbursements for his service as a board member and such other compensation and travel and expense reimbursements as he and CyNet shall from time to time agree; and

      h Closing Documents. At Closing Date, and at any exercise of the Right of First Refusal, IFC, I-Media, CyNet and their respective shareholders will execute all such documents as our respective legal counsel shall deem necessary to effectuate the transaction contemplated hereby in compliance with all applicable laws and regulations.

2. Contingent Reacquisition by CyNet. In the event that IFC has exercised its options pursuant to paragraphs 2 and 3 of a certain agreement dated June _______, 1996 by and between the Ray C. Davis Family Partnership, Ltd. ("Davis") and IFC and Davis has repurchased all of the CyNet shares acquired by IFC pursuant to that agreement, and that CyNet has not acquired I-Media, then this agreement is terminated and IFC and its shareholders shall return the 1,050,000 shares to CyNet and neither CyNet nor IFC and its shareholders shall have any further obligations or liability to the other party.

3. Contingent Purchase by CyNet on Sale of Controlling Interest by Davis. At IFC's sole option and upon written notice of such demand, CyNet agrees to purchase all of the CyNet shares acquired by IFC at a price equal to the price per share received by Davis in the event Davis, or Ray Davis, individually, sells sufficient of its shares so that it no longer holds controlling interest in CyNet. Such amounts shall be due and payable in full fifteen days following the receipt of IFC's written notice.

4. Obligation to Provide Financial Information. Prior to the exercise of the Right of First Refusal granted hereby, I-Media shall provide its most recent financial statements to CyNet as well as

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documents and other evidence sufficient for CyNet to determine the bona fides of the third party offer it must match;

5. Confidentiality. This letter agreement, our discussions and all information and data furnished to each party by the other pursuant to this letter agreement shall be confidential and shall not be divulged by any party to any third party without the prior written consent of the other party providing said confidential information, except that CyNet, Inc. shall be permitted to make all disclosures of this transaction as are necessary to comply with state and federal security laws, rules and regulations.

6. Publicity. All announcements and publicity relating to this letter agreement shall be subject to the mutual approval of both IFC and CyNet, except as otherwise required by laws or regulations.

7. Choice of Law. The parties agree that this letter agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, excluding any principle or provision thereof that would require application of the laws of any other jurisdiction.

8. Arbitration. Any dispute as to any matter or activities arising out of or in connection with this letter agreement, including, without limitation, any dispute as to the validity, construction, enforceability or breach of this letter agreement, which cannot be settled amicably shall be exclusively and finally settled by arbitration, and any party may submit such a dispute to arbitration.

      Arbitration proceedings shall be conducted by three (3) arbitrators in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. Unless otherwise agreed in writing by the parties, the third arbitrator appointed in accordance with said rules shall not be a national of the United States or France.

      In any arbitration proceeding hereunder:

      a. proceedings shall, unless otherwise agreed in writing by the parties, be held in London, England;

      b. proceedings shall be construed under and governed by the laws of the State of Texas, excluding any choice of law rule thereof that would direct the application of the laws of any other jurisdiction;

      c. the English language shall be the official language for all purposes;
and

      d. the decision of a majority of the arbitrators shall be final and binding and shall be enforceable in any court of competent jurisdiction.

9. Prior Agreements. This Agreement supersedes and is in lieu of any and all prior or contemporaneous agreements, communications or understandings, whether written or unwritten,

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verbal or tacit, or implied by prior dealings, between and among any of the parties, their predecessors or affiliates with respect to the matters set out herein.

10. Amendment in writing. No amendment, modification or change to this agreement shall be binding unless in writing, signed by all the parties hereto.

11. Agreement binding. This letter constitutes a binding agreement between us. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legatees, administrators, executors, legal representatives, successors, and assigns (including remote, as well as immediate, successors to and assignees of said parties).

12. Representations, Warranties and Agreements of CyNet. CyNet represents, warrants and agrees as follows:

      a. Authority. CyNet is a corporation duly organized, validly existing, and in good standing under the laws of Texas, with full corporate power and authority to carry on its business as it is now being conducted, to own or hold under lease the properties and assets it now owns or holds under lease, and to enter into and perform its obligations under this Agreement. Copies of the charter documents and bylaws have been delivered to IFC and such copies are complete and correct. The execution and delivery of this Agreement and the consummation of all the transactions contemplated thereby have been duly authorized by all necessary corporate action on behalf of CyNet. The persons signing on behalf of CyNet are duly authorized to do so and this Agreement will be binding upon CyNet. CyNet is not subject to any lien or encumbrance of any kind nor subject to any agreement, instrument, order, or decree of any court or government body which would prevent consummation of the transaction contemplated by this agreement.

      b. Tax Obligations. CyNet has filed all tax returns required to be filed and paid all taxes and assessments due, including interest and penalties (the "Taxes"). There are no unpaid Taxes that are or could become a lien on the property or assets of CyNet, except for current Taxes not yet due and payable.

      c. No Suits Pending. There are no actions, suits, or proceedings pending, outstanding or threatened, against or affecting CyNet or any of the assets, properties or business of CyNet at law or in equity, or before or by any governmental authority, except for a lawsuit by a placement agency for an unpaid, disputed $10,000 placement fee.

      d. No Violations of Laws. CyNet is not in default or violation under any law, ordinance or regulation, or with respect to any order, writ, injunction, decree or demand of any court or any governmental authority, or in the payment of any indebtedness for borrowed money or under the terms or provisions of any agreement or instrument evidencing or security any such indebtedness.

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      e. Governmental Agencies. CyNet will comply with the requirements of all applicable laws, regulations, and requirements pertaining to CyNet.

      f. Information Provided. To the best of its knowledge, all information provided by CyNet to IFC was and is accurate in all material respects and did not or does not, to the best of CyNet's knowledge, omit any information necessary to make sure information and documentation not misleading.

      g. Financial Statements. CyNet has delivered to IFC its 1995 audited annual report and the interim unaudited financial statements. The financial statements present fairly the financial position and results of operations of CyNet.

      h. Licenses and Permits. CyNet has all licenses, permits, approvals, consents, orders, rights and other authorizations which are necessary in order to enable it to conduct its business as currently conducted.

      I. No Undisclosed Liabilities. Except as set out in its financial statements, and except for a meritless suit by an employment agency for a disputed $10,000 placement fee, CyNet has no liabilities or obligations.

      j. No Conflict with Other Documents. Neither the execution and delivery of this agreement nor the carrying out of this transaction will result in any violation, termination or modification of, or be in conflict with CyNet's charter documents or bylaws, any contract or agreement to which CyNet or any of its shareholders is a party or is bound, or result in the creation of any lien or encumbrance upon any of the properties or assets of CyNet.

13. Representation, Warranties and Agreements of IFC. IFC represents, warrants and agrees as follows:

      a. Authority. IFC is, or will be at all times material hereto, duly organized, validly existing, and in good standing in its state or county of organization. The persons signing on behalf of IFC are duly authorized to do so and this Agreement will be binding upon IFC.

      b. Tax Obligations. IFC has filed all tax returns required to be filed and paid all taxes due, including interest and penalties.

      c. No Suits Pending. There are no actions, suits, or proceedings pending, outstanding or threatened, against or affecting IFC at law or in equity, or before or by any governmental authority.

      d. No Violations of Laws. IFC is not in default under any law, ordinance or regulation, or with respect to any order, writ, injunction, decree, or demand of any court or any governmental authority, or in the payment of any indebtedness for borrowed money or under the terms or provisions of any agreement or instrument evidencing or security any such indebtedness.

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      e. Governmental Agencies. IFC will comply with the requirements of all applicable laws, regulations, and requirements pertaining to IFC.

14. Representations, Warranties and Agreements of I-Media represents, warrants and agrees as follows:

      a. Authority. I-Media is a corporation duly organized, validly existing, and in good standing under the laws of its state or country of organization, with full corporate power and authority to carry on its business as it is now being conducted, to own or hold under lease the properties and assets it now owns or holds under lease, and to enter into and perform its obligations under this Agreement. Copies of the charter documents and bylaws have been delivered to CyNet and such copies are complete and correct. The execution and delivery of this Agreement and the consummation of all the transactions contemplated thereby have been duly authorized by all necessary corporate action on behalf of I-Media. The persons signing on behalf of I-Media are duly authorized to do so and this Agreement will be binding upon I-Media. I-Media is not subject to any lien or encumbrance of any kind nor subject to any agreement, instrument, order, or decree of any court or government body which would prevent consummation of the transaction contemplated by this agreement.

      b. Tax Obligations. I-Media has filed all tax returns required to be filed and paid all taxes and assessments due, including interest and penalties (the "Taxes"). There are no unpaid Taxes that are or could become a lien on the property or assets of I-Media, except for current Taxes not yet due and payable.

      c. No Suits Pending. There are no actions, suits, or proceedings pending, outstanding or threatened, against or affecting I-Media or any of the assets, properties or business of I-Media at law or in equity, or before or by any governmental authority.

      d. No Violations of Laws. I-Media is not in default or violation under any law, ordinance or regulation, or with respect to any order, writ, injunction, decree, or demand of any court or any governmental authority, or in the payment of any indebtedness for borrowed money or under the terms or provisions of any agreement or instrument evidencing or security any such indebtedness.

      e. Governmental Agencies. I-Media will comply with the requirements of all applicable laws, regulations, and requirements pertaining to I-Media.

      f. Information Provided. To the best of its knowledge, all information provided by I-Media to CyNet was and is accurate in all material respects and did not or does not, to the best of IMedia's knowledge, omit any information necessary to make such information and documentation not misleading.

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      g. Financial Statements. I-Media has delivered to CyNet its 1995 audited annual report and the interim financial statements. The financial statements present fairly the financial position and results of operations of CyNet.

15. Representations, Warranties and Agreements of IFC and its Shareholders. For purposes of this paragraph, "IFC" shall include onto only the corporation to be formed with that name but IMedia, S.A., as well, and the term "IFC and its shareholders" shall also include the shareholders of I-Media, S.A. IFC and its shareholders represent, warrant and agree as follows:

      a. familiarity with CyNet's Business. IFC and its shareholders are familiar with the fax broadcast industry in general and CyNet's business in particular, have had opportunities to ask questions of its officer(s), and have received all information requested.

      b. Knowledge and Experience. IFC and its shareholders possess the requisite knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in CyNet.

      c. Substantial Net Worth. The shareholders of IFC and I-Media, S.A are individuals having a net worth, either individually or together with his or her spouse, of at least $1,000,000.

      d. Willingness to Bear Risk of Economic Loss. IFC and its shareholders are willing and able to bear the economic risk of this agreement, and have considered whether they could afford to hold the shares for an indefinite period and whether, at this time, they could afford a complete loss of the Funds.

      e. Purchase for Own Account. IFC and its shareholders are entering into this agreement for their own account and not for the account of any other person.

      f. No Market for Shares. IFC and its shareholders acknowledge that there is no market of the shares of CyNet, there may not be any market in the future and the agreed price for these shares has been arbitrarily determined by the parties and is not an indication of the actual value of the shares, if any.

      g. No Registration. IFC and its shareholders are aware that the Shares have not been registered nor is registration contemplated under the Securities Act of 1933, and accordingly, that the Shares must be held indefinitely (except for the provisions of paragraph 2 above) unless they are subsequently registered under said Act or unless, in the opinion of counsel for CyNet, a sale or transfer may be made without registration thereunder. IFC and its shareholders are further aware that they may not be entitled to make any sales or transfers of the Shares pursuant to the exemption afforded by Rule 144 promulgated under said Act. IFC and its shareholders agree that any certificates evidencing the Shares may bear a legend restricting the transfer thereof consistent with the foregoing and that a notation may be made in the records of CyNet restricting the transfer of the Shares in a manner consistent with the foregoing.

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      I. No Advertising. IFC and its shareholders acknowledge that neither CyNet nor any person acting on its behalf offered to sell them shares by means of any form of general advertising, such as media advertising or seminars.

      j. No Preemptive Rights. IFC and its shareholders acknowledge and agree that they have no preemptive rights with respect to the shares to be conveyed hereunder.

16. Unenforceable Provisions. In the event any one or more provisions contained in this letter agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this letter, this letter shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

17. Indemnification by CyNet. CyNet agrees to indemnify IFC and I-Media (collectively referred to as IFC), as follows:

      a. Indemnification for Breach. CyNet covenants and agrees to indemnify, defend and hold harmless IFC, any of its officers, directors, shareholders, employees, agents or affiliates, successors and assigns, at all times from and after Closing, from and against any and all claims, suits, losses, damages, judgement and liabilities (collectively referred to as "Claims") to which IFC may become subject, if such Claims arise out of or are based upon any facts or circumstances that could result in or give rise to a misrepresentation, omission, breach of warranty, or breach of covenant by CyNet of IFC in this Agreement. This right of indemnification is in addition to any other right available to IFC.

      b. Indemnification for Income Tax. Without limiting the foregoing, CyNet shall indemnify, defend and hold harmless IFC from and against any Losses to which IFC may become subject insofar as such Losses arise out of or are based on any income tax on or measured by the net income of CyNet in any period on or before Closing.

      c. Notice and Defense. IFC agrees to give prompt notice to CyNet of any action or proceeding to which it believes it has a right to indemnification hereunder. On receipt of the notice, CyNet shall have the right to direct the defense of the matter, but IFC shall be entitled to participate in the defense and, to the extent that IFC desires to jointly direct the defense with CyNet with Counsel mutually satisfactory to CyNet and IFC, at CyNet's expenses.

18. Indemnification by IFC/I-Media. IFC and I-Media (collectively referred to as
IFC) agree to indemnify CyNet, as follows:

      a Indemnification for Breach. IFC covenants and agrees to indemnify, defend and hold harmless CyNet, any of its officers, directors, shareholders, employees, agents or affiliates, successors and assigns, at all times from and after Closing, from and against any and all claims, suits, losses, damages, judgements and liabilities (collectively referred to as "Claims") to which CyNet may become subject, if such Claims arise out of or are based upon any facts

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      or circumstances that could result in or give rise to a misrepresentation, omission, breach of warranty, or breach of covenant by IFC to CyNet in this Agreement. This right of indemnification is in addition to any other right available to CyNet.

      b. Indemnification for Income Tax. Without limiting the foregoing, IFC shall indemnify, defend and hold harmless CyNet from and against any Losses to which CyNet may become subject insofar as such Losses arise out of or are based on any income tax on or measured by the net income of IFC in any period on or before Closing.

      c. Notice and Defense. CyNet agrees to give prompt notice to IFC of any action or proceeding to which it believes it has a right to indemnification hereunder. On receipt of the notice, IFC shall have the right to direct the defense of the matter, but CyNet shall be entitled to participate in the defense and, to the extent that CyNet desires to jointly direct the defense with IFC with Counsel mutually satisfactory to IFC and CyNet, at IFC's expense.

19. Survival. The representations, warranties and agreements made by the parties in this Agreement and in any other document delivered in connection herewith shall survive the Closing.

20. Unenforceable Provisions. In the event any one or more provisions contained in this letter agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this letter, this letter shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

21. Additional Condition to Closing: The obligations of IFC to consummate the transactions contemplated by this agreement are subject to the following condition:

      All representations and warranties of CyNet contained in this agreement, information and documentation delivered pursuant hereto, on or before the closing or in connection with the transaction provided to IFC shall have been true and correct in all respect on and as of Closing as if made on or as of the Closing.

Please acknowledge your agreement with the contents of this letter by signing and dating one counterpart of its in the space provided below, and returning that counterpart to us for our records. Thank you for prompt attention to this matter.

Very truly yours,

CYNET, INC.

By:________________________________

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     Ray Davis, CEO

___________________________________
Ray Davis, Individually

ACKNOWLEDGED AND AGREED TO THIS _________DAY OF JUNE __________, 1996.

INTERNATIONAL FAX CORPORATION

By: __________________________________________________________
    Jean-David Benichou, on behalf of IFC and its Shareholders

Title: _______________________________________________________

______________________________________________________________
Jean-David Benichou, Individually

I-MEDIA, S.A.

______________________________________________________________
Jean-David Benichou, General Manager